Exhibit 99.1

Brush Engineered Materials Completes Earlier Announced Leadership Transition; Richard J. Hipple
Appointed President, Chief Executive Officer and Chairman with Retirement of Gordon D. Harnett

CLEVELAND — May 2, 2006 — Brush Engineered Materials Inc. (NYSE:BW) announced today that its Board of Directors has appointed Richard (Dick) Hipple, age 53, as President, Chief Executive Officer and Chairman. Mr. Hipple, who has held the position of President and Chief Operating Officer since May 2005, succeeds Gordon D. Harnett, who has served as Chairman and Chief Executive Officer since January 1991 and President until May 2005.

On February 7, 2006, Brush Engineered Materials announced Mr. Harnett’s intention to retire from the Company. As planned, Mr. Harnett stepped down as Chairman and Chief Executive Officer of the Company today at the conclusion its Annual Meeting of Shareholders. He will officially retire from the Company on June 2, 2006.

At its Annual Meeting today, Brush Engineered Materials shareholders elected Mr. Hipple to the Company’s Board of Directors, filling the Board seat vacated with the retirement of Mr. Harnett. All Board members except Mr. Hipple are from outside of the Company.

Commenting on the leadership change, John Sherwin, Jr., Lead Director, said, “The Board of Directors has great confidence in Dick Hipple’s ability to continue and build on the tremendous progress made at the Company since Gordon Harnett assumed the helm. Today’s election completes an orderly succession announced earlier this year and allows us to seamlessly transition to a new generation of leadership. We are excited about opportunities for the future under Dick’s leadership and, at the same time, wish to express our appreciation to Gordon for his past contributions to Brush and extend our best wishes upon his retirement.”

Mr. Hipple joined Brush Wellman Inc., the largest subsidiary of Brush Engineered Materials, in 2001 as Vice President, Alloy Strip Products. Later he was promoted to President of the Alloy Products group, the largest business unit within Brush Wellman.

Mr. Hipple remarked, “I am honored and excited to have been asked to carry the Company forward. Brush has a proud and accomplished history in the 75 years since its founding. Thanks in part to the legacy being left by Gordon Harnett, I have the opportunity to begin leading the Company at a time when it is experiencing strong growth in revenues and earnings. I also have the benefit of a very strong top management team and the dedication and enthusiasm of Brush employees worldwide. We are off to an impressive start in 2006, and we believe that our strategy of product innovation, geographic expansion, customer service, strategic acquisitions, and a continuous focus on cost and waste reduction will be a long-term winner for Brush Engineered materials.”

Before joining the Company, Mr. Hipple served as President of LTV Steel Corporation. In his 26 years with this integrated steel producer, he advanced from a plant project engineer to positions of increased responsibility including strategic planning, supply chain management, operations, sales and marketing, and executive management.

He is a graduate of Drexel University with a Bachelor of Science degree in engineering.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

CONTACT:

Investors:	Media:

Michael C. Hasychak (216) 383-6823		Patrick S. Carpenter (216) 383-6835

http://www.beminc.com